Exhibit 10.7

FORM OF STOCK APPRECIATION RIGHT CERTIFICATE

No.	Shares

PARAMETRIC TECHNOLOGY CORPORATION

2000 Equity Incentive Plan

Stock Appreciation Right Certificate

Parametric Technology Corporation (the “Company”), a Massachusetts corporation, hereby grants to the person named below a stock appreciation right (“SAR”) under and subject to the Company’s 2000 Equity Incentive Plan (the “Plan”) on the following terms and conditions set forth below and those attached hereto and in the Plan:

Name of Grantee:

Employee ID No.

Number of Shares:

Date of Grant:

Exercise Price:

Vesting Schedule:	Upon [insert milestone, e.g., date, performance goal, etc.]	, as to %,
	upon	, as to %,
	upon	, as to %, and
	upon	, as to %.

Expiration Date:

By acceptance of this SAR, the Grantee agrees to the terms and conditions set forth above and those attached hereto and in the Plan.

GRANTEE	PARAMETRIC TECHNOLOGY CORPORATION

By:	By:
Name:
Title:

PARAMETRIC TECHNOLOGY CORPORATION 2000 EQUITY INCENTIVE PLAN

Stock Appreciation Right Terms And Conditions

1. Plan Incorporated by Reference. The SAR is granted pursuant to the terms of the Plan and may be amended as provided in the Plan. Capitalized terms used and not otherwise defined in this certificate have the meanings given to them in the Plan. This certificate does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference. The Committee administers the Plan and its determinations regarding the operation of the Plan are final and binding. Copies of the Plan may be obtained upon written request without charge from the Legal Department of the Company.

2. Exercisability Schedule. This SAR may be exercised at any time and from time to time with respect to the number of shares and in accordance with the exercisability schedule set forth on the face of this certificate. This SAR may not be exercised as to any shares after the Expiration Date.

3. Method of Exercise. The Grantee may exercise this SAR by delivering written notice of exercise to the Company specifying the number of shares with respect to which the SAR is being exercised. Promptly following such notice, the Company will pay to the Grantee an amount which is equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Exercise Price. Such amount may be paid to the Grantee in cash, Common Stock or other securities of the Company, Awards or other property, at the election of the Company.

4. No Right To Employment. No person shall have any claim or right to be granted an SAR. Each employee of the Company or any of its Affiliates is an employee-at-will (that is to say that either the Grantee or the Company or any Affiliate may terminate the employment relationship at any time for any reason or no reason at all) unless, and only to the extent, provided in a written employment agreement for a specified term executed by the chief executive officer of the Company or his duly authorized designee or the authorized signatory of any Affiliate. Neither the adoption, maintenance, nor operation of the Plan nor any SAR hereunder shall confer upon any employee of the Company or of any Affiliate any right with respect to the continuance of his/her employment by the Company or any such Affiliate nor shall they interfere with the right of the Company (or Affiliate) to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

5. Effect of Grant. Participant shall not have the right to exercise this SAR with respect to any shares of Common Stock until such time as all the conditions set forth herein and in the Plan which are required to be met in order to exercise the SAR have been fully satisfied.

6. Change of Control. In order to preserve the Grantee’s rights under this SAR in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may at any time take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise of the SAR, (ii) provide for payment to the Grantee of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the SAR had the SAR been exercised or paid upon the change in control, (iii) adjust the terms of the SAR in a manner determined by the Committee to reflect the change in control, (iv) cause the SAR to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Grantee and in the best interests of the Company.

7. SAR Not Transferable. This SAR is not transferable by the Grantee otherwise than by will or the laws of descent and distribution, and is exercisable, during the Grantee’s lifetime, only by the Grantee. The naming of a Designated Beneficiary does not constitute a transfer.

8. Termination of Employment or Engagement. If the Grantee’s status as an employee or consultant of the Company or an Affiliate is terminated for any reason (voluntary or involuntary), (i) this SAR shall not thereafter become exercisable as to any additional shares and (ii) if the period of exercisability for this SAR following such termination has not been specified by the Board, the vested portion of this SAR shall remain exercisable (to the extent not previously exercised) for ninety (90) calendar days after the day on which the Participant’s employment or engagement is terminated, whereupon this SAR shall terminate; except that -

(a) If the Grantee is on military, sick leave or other leave of absence approved by the Company, his or her employment or engagement with the Company will be treated as continuing intact if the period of such leave does not exceed ninety

(90) days, or, if longer, so long as the Grantee’s right to reemployment or the survival of his or her service arrangement with the Company is guaranteed either by statute or by contract; otherwise, the Grantee’s employment or engagement will be deemed to have terminated on the 91st day of such leave.

(b) If the Grantee’s employment is terminated by reason of his or her retirement from the Company at normal retirement age, each SAR then held by the Grantee, to the extent exercisable at retirement, may be exercised by the Grantee at any time within three (3) months after such retirement unless terminated earlier by its terms.

(c) If the Grantee’s employment or engagement is terminated by reason of his or her death, each SAR then held by the Grantee, to the extent exercisable at the date of death, may be exercised at any time within one year after that date (unless terminated earlier by its terms) by the person(s) to whom the Grantee’s stock rights hereunder pass by will or by the applicable laws of descent and distribution.

(d) If the Grantee’s employment or engagement is terminated by reason of his or her becoming permanently and totally disabled, each SAR then held by the Grantee, to the extent exercisable upon the occurrence of permanent and total disability, may be exercised by the Grantee at any time within one (1) year after such occurrence unless terminated earlier by its terms. For purposes hereof, an individual shall be deemed to be “permanently and totally disabled” if he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Any determination of permanent and total disability shall be made in good faith by the Company on the basis of a report signed by a qualified physician.

9. Compliance with Securities Laws. It shall be a condition to the Grantee’s right to exercise this SAR that the Company may, in its discretion, require that such steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to such exercise shall have been taken by the Company or the Grantee, or both. The certificates representing any shares issuable upon exercise of this SAR may contain such legends as counsel for the Company shall consider necessary to comply with any applicable law.

10. Payment of Taxes. The Grantee shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld with respect to the exercise of this SAR no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Grantee. In the Committee’s discretion, the minimum tax obligations required by law to be withheld with respect to the exercise of the SAR may be paid in whole or in part in shares of Common Stock valued at their Fair Market Value on the date of retention.

Adopted: February 10, 2000